EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. IT HAS BEEN OR WILL BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITII A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER SUCH STATE SECURITIES LAWS, OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS.

ENLIGHTENED GOURMET, INC.

12% Note

Due: February 5, 2010

$100,000

February 5, 2009

ENLIGHTENED GOURMET, INC., a Nevada corporation (the "Borrower"), having its principal place of business at 236 Centerbrook Road, Hamden, CT, 06518, for value received, promises to pay to ___________ (the "Holder"), having a principal place of business at ____________________, on the earlier of the  5th day of February, 2010, or with the first proceeds received by the Company from its next raise of additional financing or other capital,  the principal amount of One Hundred Thousand dollars ($100,000) and to pay interest on such principal amount at the rate of 12% per annum (the “Interest Rate”), payable at maturity.

1.

Interest.  Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest shall be computed on the basis of a 365-day year.  All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest and thereafter to principal.  All payments shall be made to the Holder at the address for the Holder set forth above.

(a)

Default Rate of Interest.  Notwithstanding the foregoing provisions, but subject to applicable law, any overdue principal of or interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate (the "Default Interest Rate") equal to the sum of (i) the Interest Rate and (ii) an additional 5% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at the Default Interest Rate.

(b)

No Usurious Interest.  In the event that any interest rate(s) provided for in this Note (or any other payment hereunder) shall be determined to be unlawful, such interest rate(s) (or other payment) shall be computed at the highest rate (or amount) permitted by applicable law. Any payment by the Borrower of any amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Borrower.

2.

Loan Agreement.  This Note (the “Note”) is issued pursuant to, and is entitled to the benefits of, a Loan Agreement of even date herewith between the Holder and the Borrower (the "Loan Agreement").

3.

Defaults and Remedies.

(a)

Events of Default.  An “Event of Default” shall occur if:

(i)

any representation, warranty or certification made by or on behalf of the Borrower or any affiliate of the Borrower in this Note or the Loan Agreement shall have been incorrect when made; or

(ii)

the Borrower shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, provided it has been given written notice of default and has failed to cure such default within five business days;  or

(iii)

the Borrower shall default in the payment of any installment of Interest according to its terms, when and as the same shall become due and payable, provided it has been given written notice of default and has failed to cure such default within five business days; or

(iv)

the Borrower shall default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to this Note or the Loan Agreement, provided it has been given written notice of default and has failed to cure such default within five business days; or

(v)

any event or condition shall occur that results in (A) the acceleration of the maturity of any indebtedness of the Borrower or any of its affiliates, or (B) a default of any indebtedness of the Borrower or any of its affiliates, which continues beyond any applicable period of cure and which would permit the holder to accelerate (automatically or upon notice and declaration) such indebtedness; or

(vi)

an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower or its affiliates, or of a substantial part of its or their property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its affiliates, or for a substantial part of any of its or their property or assets, or (c) the winding up or liquidation of the Borrower or any of its affiliates; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(vii)

the Borrower or any of its affiliates shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in this section, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its affiliates, or for a substantial part of any of its or their property or assets, (d) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its or their debts as they become due (except as set forth in Schedule 3.1(h) to the Loan Agreement entered into between the Borrower and Lender in connection with the issuance of this Note) or (g) take any action for the purpose of effecting any of the foregoing; or

(viii)

one or more judgments for the payment of money in an aggregate amount in excess of $25,000 (to the extent not covered by insurance) shall be rendered against the Borrower or any of its affiliates and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its affiliates to enforce any such judgment.

(c)

Acceleration.  If an Event of Default occurs hereunder, then the outstanding principal of and all accrued Interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of the Borrower expressly waives. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or expressly waived in writing by Holder if the rescission would not conflict with any judgment or decree.

(d)

Suits for Enforcement.  Upon the occurrence of any Event of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in the Loan Agreement or in aid of the exercise of any power granted in this Note or the Loan Agreement, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

(e)

Costs and Expenses.  In the Event of Default, Borrower shall pay to the Holder such amounts as shall be sufficient to cover the costs and expenses of such Holder due to such default, including reasonable attorneys' fees., costs and expenses incurred by the Holder in connection with the collection, liquidation, enforcement and defense of the obligations of the Borrower to the Holder hereunder and under the Loan Agreement.

4.

Remedies Cumulative, etc.  No remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other remedy and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. It is agreed that Holder may enforce all of its rights contemporaneously, and that Holder may pursue all remedies contemporaneously, including both (a) remedies for possession and sale of the Collateral and (b) an action for enforcement of the Note. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein, and every power and remedy given by this Agreement to the Holder may be exercised from time to time. Receipt by the Holder of any payment required to be made pursuant to the obligations of the Note with knowledge of the breach of any provisions of this Agreement, the Notes or any of the other Loan Agreement shall not be deemed a waiver of such breach. In addition to all other remedies provided in this Agreement, the Holder shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of the Note or any of the other Loan Agreement or to a decree concerning performance of any of the provisions of the Notes or any of the other Loan Agreement or to any other remedy legally allowed to the Holder.

5.

Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

6.

Notices.  All notices, requests and demands hereunder shall be in writing and () made to the Holder and the Borrower at their respective addresses set forth above, or to such other address as either party may designate by written notice to the other in accordance with this provision, and () deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, three (3) days after mailing.

7.

Amendment.  Amendments and modifications of this Note may be made only by way of a writing executed by the Borrower and Holder.

8.

GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

9.

Forum Selection and Consent to Jurisdiction.  Any litigation based on or arising out of, under, or in connection with, this Note shall be brought and maintained exclusively in the courts of the State of New York, New York County. The parties expressly and irrevocably submit to the jurisdiction of the courts of the State of New York for the purpose of any such litigation as set forth above and irrevocably  agree to  be  bound  by  any  final  judgment  rendered  thereby  in connection with such litigation. The Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. The Borrower expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower irrevocably waives such immunity in respect of its obligations under this Note and the other loan documents.

10.

Waiver of Jury Trial.  The Holder and the Borrower knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, the Note, the collateral thereunder, or any other course of conduct relating to this loan transaction.

11.

Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

12.

Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.

Multiple Holders.  If at any time there shall be more than one Holder of this Note, any action required or permitted to be taken by the Holder, including without limitation acceleration of this Note and waiver of any default under this Note, may be taken by those persons holding a majority in principal amount of this Note outstanding.

14.

Binding Effect.  This Note and the Agreements and all of the covenants, stipulations, promises and agreements of the Borrower herein shall be binding upon the successors and assigns of the Borrower, if any, whether or not so expressed in any provision hereof.

IN WITNESS WHEREOF, The Enlightened Gourmet, Inc. has caused this Note to be signed in its corporate name by its President and to be dated the day and year above written.

The Enlightened Gourmet, Inc

By:  /s/ Alexander L. Bozzi, III

Name: Alexander L. Bozzi, III

Title: President